Plymouth Industrial REIT, Inc.
Second Quarter 2021 Earnings
Friday, August 6, 2021, 9:00 AM Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan - Investor Relations Contact Officer

Jeff Witherell - Chairman and Chief Executive Officer

Pen White - President and Chief Investment Officer

Jim Connolly - Executive Vice President of Asset Management

Dan Wright - Executive Vice President and Chief Financial Officer

Anne Hayward - Senior Vice President and General Counsel

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT second quarter 2021 earnings call. All participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation there will be an opportunity to ask questions. To ask a question you may press star then one on your touchtone phone. To withdraw your question please press star then two.

Please note, this event is being recorded. I'd now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the second quarter of 2021. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, general counsel.

Our results were released this morning in our earnings press release which can be found on the investor relations section of our website along with our Form 10-Q and supplemental filed with the SEC. The replay of this call will be available shortly after the conclusion of the call through August 13, 2021. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today August 6, 2021, and will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results differ materially from our current expectations.

Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC. We will also discuss certain non-GAAP measures including but not limited to core FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. Our strong performance in the second quarter is a combination of having a great team and a relentless focus on operations. Our leasing and asset management activity, combined with strong rental rate increases, have led to continued growth within our portfolio.

We have expanded our scale in our targeted markets, have an improving balance sheet, and have a robust earnings outlook. We will discuss some details on our progress in each of these areas this morning.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Let's start with our portfolio staff at quarter end. We noted on our last call that this quarter would look a lot like Q1 and that was definitely the case. Occupancy was 96.2%. Cash releasing spreads were seven percent, bringing us to nine percent through the first half of the year. Collections were at 99%. Core FFO and AFFO per share are in line with our forecast.

We continue to trust our processes and believe our heritage as real estate operators, combined with our longer term approach to value creation, will continue to reward our shareholders. Acquisitions will continue to be our primary method of inorganic growth, and Pen will discuss our buildings acquired to date as well as the increase in our acquisition targets for the year.

I want to spend a few moments on development as it is a natural extension of our skills across the team and can complement that acquisition's growth. We are deploying our capital in a measured and disciplined fashion to unlock the developable GLA within our existing portfolio. Our updated disclosure on Page 14 of our supplemental will help track our progress on this front and within the markets where we are pursuing these opportunities.

I noted last quarter, that we've begun redevelopment at our 1.1 million square foot Fisher Park building in Cincinnati. Having already reconfigured tenant layouts to increase marketable space by 40,000 square feet and commence construction on an additional 58,000 square feet, we've now expanded that redevelopment to a new total of 150,000 square feet that should generate a projected cash yield of 14% on our $4.1 million investment. We aren't using any of the 30 additional acres yet at this property.

We are creating this 150,000 square feet of new space by installing floors over the open crane pits left from this building's legacy as GM's iconic manufacturing facility. As noted on page five of the supplemental, we continue to make progress on our 70,000 square foot ground-up development in Portland, Maine. We broke ground during the second quarter and we're expecting to complete shell construction in December 2021 at a cost of approximately $7.2 million. We continue to be in discussions with potential tenants to take this space. Our targeted returns for this development are in the high single digits.

Moving to Atlanta, we expect to break ground on a new 240,000 square foot industrial building during the fourth quarter. This building will be constructed adjacent to our existing building that is currently 100% leased. And based on existing absorption trends in rent growth within this submarket we are confident there will be strong demand. The cost is anticipated to be between $12.8 million and $13.2 million with a targeted return again in the high single digits.

In Jacksonville, it's another market where we have continued to actively explore value creation opportunities and have identified 180,000 square feet for potential development within one of our existing business parks. With the infrastructure already in place in this park we should be able to accelerate our plans there if permitting proceeds as planned. We will have a better update for you on our third-quarter call in terms of timing and development costs.

One last point to make on Jacksonville, this is an opportunity that has arisen due to the initiative taken and the local knowledge of our team on the ground there.

In addition to the Jacksonville office, we have intentionally supported our increasing scale in markets such as Columbus and Memphis with regional offices, the latter of which is now fully staffed. A local presence is inappropriate for every market where we have a substantial scale but we do see these as a competitive advantage for us in terms of asset management, property management, leasing, and deal sourcing.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

We have made some of our greatest strides on the balance sheet. As Dan will describe later, we have continued to bring down our cost of capital with expanded borrowing capacity on an unsecured basis and successful execution of our ATM program to match fund our acquisition activity. We have strong support from our banking group and have been able to expand that support with the largest syndicate and create options to ladder our upcoming debt maturities.

Our top priorities for the balance sheet are to ensure that our dividend is well covered, our leverage profile continues to improve, and that we have access to multiple sources of capital.

The dividend remains well covered with an annualized payout ratio of less than 50% on core FFO and 58% on an AFFO based on our full year midpoint. While leverage ticked down this quarter due to the timing of the ATM activity, the higher net proceeds we are receiving from this program has enabled us to substantially increase our full year acquisitions target while affirming our full year guidance in our target of approximately seven times net debt to adjusted EBITDA by year end.

With another quarter in the books, we are focused on maintaining our leasing momentum, executing on our acquisition and development pipeline, and efficient property operations. The industrial fundamentals are strong in our markets and elsewhere. Now is the time to own industrial buildings from the first mile to the last mile. And we are capitalizing on the opportunities that can provide the most embedded growth and extend a platform that we believe is incredibly difficult to replicate in our markets.

Pen, why don't you walk us through our acquisition activity?

Pen White

Thanks, Jeff. Good morning everybody. We continue to be very active in increasing our footprint within our existing markets with a total of $91 million in acquisitions completed year to date. We have another $85 million of properties under contract that are expected to close in the coming weeks.

Based on that pace and the composition of our pipeline, we have increased our full-year target once again to $280 million in wholly owned acquisitions for 2021. After adding to our presence across five of our Midwest markets in the first quarter, our portfolio additions in the second quarter, and through July we're focused in Memphis and St. Louis.

In St. Louis, we acquired 150,000 square foot property fully leased for $8.8 million or $57 per square foot at an initial yield of 6.7%. We added some color on this multi-tenant industrial property on page four of our supplemental. This acquisition brought us to over one million square feet in St. Louis and will give us an opportunity to leverage our leasing capabilities there.

The Memphis acquisitions were completed in late June and throughout July and represented a total of 625,000 square feet. That brings us to 2.4 million square feet of wholly owned properties in Memphis in addition to the 2.3 million square feet owned through the Madison joint venture. The first was a single tenant industrial building that is 100% occupied. We acquired this 75,000 square foot building for $5.3 million, an initial yield of seven percent.

While on the smaller side, recall that in our previous commentary on Memphis there is strong tenant demand there for buildings of this size. Also in Memphis, we acquired a 230,000 square foot multi-tenant industrial building 87% leased for $9.9 million and an initial yield of 7.7%. We have not assumed any lease up on the vacant space in the first year. So if we are able to leverage the activity in the market quicker than expected we could see some upside to that projected yield.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

And last week we closed on a 317,000 square foot multi-tenant industrial building that is 100% occupied for $6.3 million at an initial yield of eight percent. This quarter's activity was consistent with our strategy of acquiring industrial properties at attractive yields while methodically building scale in our target markets. At this point a year ago, we had only two buildings totaling less than 200,000 square feet in St. Louis. Now, we've reached one million square feet across eight buildings and we'll be expanding there again in the third quarter.

And in Memphis, while we made our biggest leap with the Madison JV, we've increased our wholly owned portfolio by one-third in the same time frame. The added scale in Memphis has enabled us to create a local office there, as Jeff mentioned earlier, and it has also helped us source additional acquisition opportunities. The two buildings we have under contract in St. Louis and Chicago are good examples of local scale leading to new opportunities.

These acquisitions are under contract and expected to close during the third quarter subject to customary closing conditions. They're both single-tenant buildings that are 100% occupied and will represent a total investment of approximately $85 million at ingoing yields consistent with our targeted ranges of mid six percent to mid seven percent.

What we've added to our portfolio over the last several months are what you might call classic Plymouth properties. They've been acquired one off at attractive initial yields with a balance of stabilized cash flows and lease up as well as lease renewal opportunities. They've also helped us fill in where we have existing clusters of properties. The methodical approach to scale up and markets experiencing strong rent growth, positive absorption, and limited institutional competition is creating solid value.

While this focus on singles and doubles comprises the largest share of our pipeline, we continue to actively explore smaller portfolios within our markets and the larger transactions such as the two in St. Louis and Chicago. We look forward to reporting on our additional investment activity next quarter.

I'll now turn it over to Jim to walk through the leasing activity and portfolio operations.

Jim Connolly

Good morning. Through the end of July we had addressed 81% of our leases that were scheduled to expire during the year. Leases comprised of 4.9 million square feet were scheduled to expire in 2021, including adjustments for acquisitions and early terminations. Of that amount, 2.5 million square feet has been renewed, 1.5 million of square feet has been leased to new tenants, leaving 900,000 square feet that still need to be addressed during the remainder of the year.

Significant progress has been made on leasing this space and many leases are nearing execution. In addition we have leased 210,000 square feet of space that had been vacant at the start of 2021. During Q2 and year to date we saw rental rates increase seven and nine percent respectively on commencing leases over prior lease rates on a cash basis. During the quarter we saw rents increase higher than anticipated, including leases negotiated for subsequent quarters.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Therefore, we expect to be well within our guidance range of eight to 10% for the year. Portfolio wide occupancy at the end of Q2 was 96.2%, down 40 basis points from the end of Q1. The vacancy within our portfolio included 540,000 square feet that is being repositioned at four locations. This figure increased this quarter due to the inclusion of a 300,000 square foot building in Chicago that is going through some upgrades prior to releasing.

Excluding the repositioned square footage our occupancy rate would have increased to 98.4%. Efforts at these locations are beginning to show benefits. 50% of 140,000 square foot facility in Chicago was leased in April and we have active prospects for all the reposition vacancy. Through 7/31 we have collected 99.7% of our rents billed during Q2 in 98.5% of the rent for July. One small rent deferral was issued during Q1 that will be paid back by the end of the year.

It has been a busy year through July with 113 leases executed related to 2021 expirations and prior vacancies, totaling 4.2 million square feet. And an additional 24 leases totaling 830,000 square feet has been executed for leases expiring beyond this year with many more leases nearing execution. These numbers reflect the high level of performance that Plymouth's asset and property management teams are delivering and ensure that we are well positioned to meet our leasing and management requirements long into the future.

At this point, I'll turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Jim. First, I would call your attention to the supplemental information filed earlier, which provides more detailed disclosures in addition to those referenced in these prepared remarks. Looking at our second quarter results our key metrics were in line with what we projected, namely that core FFO and AFFO would be similar to the first quarter. Core FFO was slightly higher at $0.41 per weighted average common share in units and AFFO remained at $0.32 notwithstanding a 7.5% increase sequentially in the weighted average share count.

Same store NOI increased 2.6% on a GAAP basis with same store NOI on a cash basis decreasing 1.6%. This inversion between GAAP and cash same store NOI primarily reflects the impact of free rent disproportionately impacting the second quarter offset for the balance of the year. Specifically free rent for a new 500,000 square foot 10 year triple net lease, previously a gross lease, more than doubled the average quarterly run rate for free rent to approximately $800,000. On a full year basis we anticipate having total free rent in line with the average annual rent including this spike in Q2.

As noted in our earnings release, we have again affirmed our full year 2021 guidance ranges for net loss, core FFO, and AFFO while adjusting the underlying assumptions. The main drivers for these changes are the anticipated increased acquisition volume and a higher share count from the ATM activity in the second quarter and to date in the third quarter.

I'll briefly touch on several of these assumptions. Acquisition timing remains a primary factor in the quarterly cadence for the back half of the year. With $91 million completed through the end of July and another $85 million under contract for closing in the third quarter, we will see the sequential ramp up in the third quarter and again in the fourth quarter. With an additional $110 million projected for the full year, we will not see the full impact from that activity in the fourth quarter, but it will set the stage for a solid run rate heading into 2022.

The impact of strong leasing activity for both renewals and new leases, as Jim discussed.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

As our full-year guidance employment implies we've been able to match fund our acquisition activity with our ATM. Year to date, we have raised $107 million through the ATM with steadily improving pricing and have been able to put it to work. That capital raised when combined with the assumed acquisitions should keep us below our target of seven times net debt to adjusted EBITDA at year end.

The higher weighted average share and unit count from the ATM activity now assumes that we will be at 30.7 million shares and units on a weighted average basis for the year. As of today, we have a total of 32.4 million common shares and units outstanding. As we look at the balance sheet, we continue to achieve our leverage targets and bring down our cost of capital with strong execution on the ATM program and further reduction with the recent commitments from our banking group for an expanded unsecured credit facility at attractive terms.

Our net debt to EBITDA at quarter end was 6.2 times, which is lower than we had anticipated for this quarter due to the ATM activity and the timing of acquisitions. But we are still on track to stay below seven times at year end.

The composition of our balance sheet continues to improve with 33% of our debt unsecured with a rate presently under two percent, and 67% of our debt with fixed interest rates. That is likely to change a bit during the second half of the year as we put in place our expanded credit facility that is anticipated to close by the end of this month. We have secured commitments to expand the existing unsecured credit facility of $300 million, $200 million of a revolving line of credit, and a $100 million term loan presently to $500 million with the addition of a new $200 million term loan with accordion provisions that would increase the total borrowing capacity to one billion dollars.

The modifications to the existing credit facility and the expanded capacity reflect decreases in costs with rate spread reductions to LIBOR with a zero base floor versus 30 bps presently and reduced margin of 130 to 190 basis points, which is an improvement of 10 to 15 basis points to the existing structure. The existing hundred million dollar term loan that matures in October of 2025 will have an extended maturity date to 2026.

The incremental new $200 million term loan will mature in 2027. When combined with the utilization of our ATM program, the expanded facility will give us significant flexibility for future growth opportunities with well laddered maturities and improved borrowing costs.

Our liquidity position remains strong as presently we have $13.4 million of cash on hand plus an additional $11.3 million in operating expense escrows and $132 million of capacity on the revolving line of credit.

Operator, we are now ready to take questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question you may press star then one on your touchtone phone. If you're using a speaker phone please pick up your handset before pressing the keys. To withdraw your question please press star then two.

Our first question today will come from Dave Rodgers with Baird. Please go ahead.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Dave Rodgers

Hey, good morning everybody. Thanks for all the added color this quarter. I wanted to ask about just the broader acquisition pipeline. You've done a great job of obviously growing it through the first half of the year. Adding some officers probably helped.

But can you talk about the depth of that pipeline as we look out even a little bit further than just the third quarter and into the fourth? And can you talk about kind of competition that you're starting to see for this kind of one off assets? Is that picking up? We're just hearing more and more rumors and discussions about tougher competition out there.

Pen White

Sure, Dave. Pen here. We've always maintained a pretty robust pipeline. Right now it hovers around $600 million worth of deals that we're currently in various stages of analyzing. So we feel very, very good and confident about achieving our renewed goals for 2021. The competition is out there. It always has been. I think there's less competition for the singles and doubles that we pursue. Obviously more competition for some of the portfolios that we monitor.

We're not doing deals just for the sake of doing deals. And sometimes we walk away from deals. But we're very comfortable with our pipeline right now and like I mentioned look forward to achieving our acquisition goals for the rest of the year.

Dave Rodgers

Great. And then maybe just a second question. I wanted to maybe peek if we could into the 2022 year in terms of any major expirations that we should be looking for. It's a pretty decent sized year of expirations for Plymouth overall. And so just wondering if you guys have any early read on any tenants we should be watching or any early successes that you've had either way?

Pen White

Yeah. There's a few larger tenants that are going to expire, but we've been working with them. For instance, we have one that's leaving in January, 300,000 thousand square feet. We've already found a replacement tenant for that space and we're working a termination deal to move those people in.

We also have another one of roughly about the same size during the middle of the year, which we're doing the same thing. We're going to have somebody move in early. So basically, if someone's leaving, we find out in advance, we find a new tenant, and then we work on termination agreements. So those expirations will be largely reduced by the end of this year.

Jeff Witherell

Subject, obviously, to it not happening. David, right? Just to be clear.

Dave Rodgers

Well, it sounds good that you're finding replacement tenants. I wasn't going to ask another one, but just--that's obviously 600,000 square feet in total there. Are those tenants moving to bigger spaces? What would be--are those just tenants that have struggled? Just a little color on those two particular tenants and the I'll yield the floor.

Pen White

Not struggling. I mean, mostly what we're finding is tenants are--a lot of tenants want to expand. In general business is good, people want to expand, and they're moving to a larger facility. And because of the robust economy we are finding new tenants right away that need the space. So it's just a matter of where they are in the business cycle.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Dave Rodgers

Alright that's helpful. Thanks, guys.

Operator

Our next question will come from Craig Mailman with KeyBanc Capital Markets. Please go ahead.

Craig Mailman

Hey. Good morning, guys. Pen, maybe just a quick one. Looking at the 3Q acquisitions here. It looks like you guys are only--you're paying less, about 20 bucks a foot, for the 300,000 square foot building in Memphis. Is there capital that's going to need to be put into that building over time? Or what explains the lower cost versus what you've historically been buying?

Pen White

Yeah, Craig, you're right. There is--we obviously acquired that at a significant discount to replacement cost, but we are anticipating putting some capital into that property. I kind of call that kind of a B minus property, if you will, that we'll bring up to a B plus stage. And the tenant in there has got two more years left on the lease so that we're taking a little bit of risk on that renewal, but we feel we've underwritten that quite well, have protected our downside quite nicely on that.

So we like that deal a lot as well as the other two deals that we closed on in Memphis and look forward to adding to our footprint there in the near future.

Craig Mailman

So does that get put in the redevelopment portfolio in two years once the tenant moves out? Or do you do the improvements with the tenant in place?

Pen White

We'll probably be doing it in place. That's the schedule right now.

Craig Mailman

And then, you guys had talked last quarter about cap rate compression and portfolio deals kind of going in the six-cap range. But you've still been able to kind of source deals in seven to eight cap range. I mean, has the cap rate compression cooled off at all? Or are these just deals that have been in the pipeline and the $85 million under contract and the $600 million pipeline, those cap rates are compressing. Can you give us a little color on where yields are headed?

Pen White

Yeah. And just to clarify when we talk about cap rates, Craig, especially when it applies to Plymouth the cap rate only tells one part of the story. When we analyze deals we're looking at the tenants, how long they're in the building, when their expiration date is, how much CapEx there is. There's a lot of metrics that go into analyzing the properties. So, we're still able to source deals in the six or seven cap rate range.

Some of them have tenants that are paying below market. So you might have to go in at a lower going in yield. Some are maybe even above market. So that would justify higher yields on the CapEx therefore higher yield. So that's just one metric out of multiple metrics that we look at.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

But in general, we're still finding deals that are in our typical six and a half to seven, seven and a quarter range. When it comes to portfolios, as I said last quarter, we're seeing a premium applied to portfolios, especially portfolios that might have assets in multiple cities. The larger the portfolio it seems the greater the premium applied to it these days.

So it can be all over the map and it's kind of our job to sift through the deals. Like I said, we have $600 million worth of deals we're looking at right now. And because of that, we're in a good position to pick and choose what we want to pursue.

Craig Mailman

That's helpful. Then just one last one for me. Jeff, on the development side it sounds like you guys are kind of doing bolt-on deals adjacent to fully leased buildings. How big at any one point do you want kind of dollars committed to development to be versus acquisitions or any kind of metric in terms of kind of risk mitigation as you guys look to increase the development activity.

Jeff Witherell

Yeah, Craig. I think that's a difficult question to answer as to what dollar amount. That's a moment in time, right? So I think as we sit here now with roughly eight million dollars to be invested in Portland to be delivered in December breaking ground in Atlanta this fall for another $12-$13 million that's minimal.

So I think as we go through time we look and see if, I mean in Portland we're getting a lot of traction up there right now on prospective tenants. Existing tenants looking at the spaces while requesting proposals. Same thing in Atlanta. One of our existing tenants was really the impetus for us to start that project. We'll see if we get them in the building.

So I think it's going to just be part of the continuation as we go each month to month as to how much we're going to put into the ground. If there's no activity on these buildings, you're probably not going to build more. So I don't think again at the moment in time I don't know if we have a dollar figure. We've thought through that.

Craig Mailman

Right. And I guess maybe another way to get at it is you guys are doing it on land that's kind of you've gotten through acquisitions. Are you going to start to look at de novo land sites that are outside of the existing footprints? Or kind of start to land bank? I just want to try to get at how big a development business do you want versus just the kind of blocking tackling on the acquisition front?

Jeff Witherell

Yeah. I mean, I think it comes down to really just opportunity. And we are, never say never, but we have no plans in the near future to go into some of these large development markets and start buying land and trying to compete with the other guys that are developing. We're finding other opportunities, right? We're buying properties as Pen mentioned with good yields. They require expertise with some tenant improvements and things like that.

We're finding better value there. But if we can build at high single digit yields then that complements our strategy of what we're buying for existing product. So again, you won't see us going outside of our markets, land banking and things like that. Now, opportunities present as one in Florida is presenting to us now, which is adjacent to one of our business parks there's land for sale.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

So if we can get that at the right price, but again, what's that land going to cost us? $600,000 on a $750 million market cap. Again, we're just not going to be out buying lots of lands. Where it's contiguous, where it makes sense, where we have guys on the ground, we'll continue to do that. I think that that's great business.

Craig Mailman

Okay. Thanks for the color.

Jeff Witherell

Thank you.

Operator

Our next question comes from Gaurav Mehta with National Securities. Please go ahead.

Gaurav Mehta

Yeah, thanks. Good morning. Question on building scale in some of your markets. You talked about St. Louis and Memphis. I was wondering when you think about building scale is there any kind of cap that you have in terms of how much exposure you want to any given market? And then on markets such as Boston and Philadelphia where you own one property, are those markets as well where you may look to build scale in the future?

Pen White

Yeah. Good question. A couple of questions there I think. To answer your first one, we don't have a set cap per se, in terms of if we decide to limit out in a particular market. We do try to achieve some semblance of balance between the markets that we're in right now.

As Jeff touched on earlier, we try to be opportunistic. When opportunities present themselves to us we certainly don't ignore them. Whether they're in markets where we've already scaled up considerably or in markets where we haven't, such as you mentioned Philadelphia and the Boston area. But we are looking at opportunities in those markets.

We'll continue to do so and we're, like I touched on earlier, with the type of pipeline that we have we're, I think we're in a good position to continue to explore opportunities and markets where we have a lot of scale right now and those that we're looking to build up.

Gaurav Mehta

Ok. Great. Going back to development, I was wondering if you could comment on what kind of trends you're seeing in regards to construction costs and is that impacting your yield at all?

Jeff Witherell

Sure. Yeah. Construction costs are up. We all know that we see that. We've seen somewhat of a leveling off in our world as we talk about basically steel prices and things like that. So what we pay attention to is rents are going up at the same time. So that's a balance. I mean, when that gets out of whack you don't want to be developing.

And so, we're certainly monitoring that across all the markets that we mentioned in my prepared remarks as well as in some of our supplemental information. So places like Jacksonville, Florida, Atlanta, up here in New England. Certainly in Cincinnati on the on the land we own there. So, we're talking about--our fixed price contracts is what we're working on for development. And the builders that are going to do those for us, they monitor steel prices daily.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

And so we're locking in forward contracts on steel so that our pricing is not going to go up to us and catch us by surprise.

Gaurav Mehta

Okay. Thank you.

Jeff Witherell

Thanks.

Operator

Our next question comes from Connor Siversky with Berenberg. Please go ahead.

Connor Siversky

Good morning, everybody. Thanks for having me on the call. Curious in the prepared remarks, as you're expanding headcount within those local offices. Do you have any idea of what or how this could impact a G&A ramp over say the next three to five years or even at a higher level what your headcount needs look like at present?

Jeff Witherell

Sure, Connor. This is Jeff. A couple of things. So our headcount I think that was in our 10Q is 39 as we sit here today. Twelve of those 39 are in property management. So in our local offices that property management headcount in effect doesn't hit our G&A.

We get reimbursed from tenants for property management and all of our leases basically have that in there where, two, three percent reimbursement for property management. So, as we have stated in the past, we--I don't want to say we wait and we make money in property management, but we save about-- we haven't done the recent tally. But it's well north over a million dollars as far as savings is concerned for third party property management. As we sit here today we don't see a lot of expansion in the property management team.

We feel kind of filled the holes and that's where we are there. And at the corporate level probably the same thing. You'll see, as we add properties we'll add people that service properties. Which would be asset management and in accounting…property accountants. But as far as at executive level, administratively, and so forth we're in good shape from that.

Connor Siversky

Okay. Appreciate the color there. And then on the ODW logistics distro center, just noticing the square footage of the building. Is this the largest asset you now have within the portfolio? And is this kind of what you're going to be targeting going forward? Can we expect to see maybe a move toward some of these assets? Maybe approaching a million square feet or more.

Pen White

It's somewhat atypical. We have one larger in Cincinnati, Fisher Park. But you're going to see mostly our bread and butter deals where--are typically kind of in the 150-300,000 square foot range.

Connor Siversky

Okay. that's helpful. That's all for me. Thank you.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Pen White

Thank you.

Operator

Our next question comes from Barry Oxford with Colliers. Please go ahead.

Barry Oxford

Great. Thanks. Jeff, just building on the development it looks like most of it is spec right now. Would you entertain build to suit or are the yields not strong enough to build to suit and given where we are in the industrial cycle spec just makes a lot more sense because chances are I'm going to be able to lease it.

Jeff Witherell

Hi, Barry. Yep. Yeah. So I think what you're saying makes sense maybe in the broad sense, right? But, we're specific. So, we've got our land that is not out on the frontier. We're not in a zone where there's a lot of development. So tenants, whether existing tenants or new tenants, they want to be in this location. We own the land and we can build the building.

So I actually think that because we can build spec and we can get the rates we're looking for in the spec market, the built to suit market, they're going to pay the same if that makes sense.

Barry Oxford

Okay. Yes, it does.

Jeff Witherell

Yeah. So that was really the impetus for Atlanta was when existing tenants wanted to expand. They wanted to be real close by. So, what happens in this business is those tenants seem to think they kind of have you and, they negotiate for a while and the months roll by and you kind of figure out a build to suit. And then we decide to move forward and start building on spec and those tenants usually come around pretty quickly and start asking for our update.

Barry Oxford

Right. So it's kind of a hybrid maybe.

Jeff Witherell

Exactly.

Barry Oxford

Yeah. Okay. No. No. All of that makes sense. And then, Jeff, I know it's hard to comment on the dividend. But if I'm just kind of looking at this just in my mind, 58% payout ratio, and you look like you're going to have a strong run rate going into 2022. There's no reason to think that 2022 won't be a good year. Should I be thinking about a dividend increase? Given the fact that you guys probably at some point start pushing the bottom end of the REIT loss.

Jeff Witherell

Yeah, we--

Barry Oxford

--As far as payout.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern

Jeff Witherell

Right. So I think it's good to think in terms of--we're going to look at this annually. So we're not going to be discussing this every single quarter moving things around. Dan and the team have a great handle on where we are from a tax perspective.

So we don't really see a need to have to do anything from a tax perspective for the next couple of quarters. So as you know we are big believers in why REITs were invented in the first place, which was a dividend income. So we're big believers in that. We love the payout ratio where we are. I think we're one of the lowest out there. And we've got a lot of work to do on the balance sheet and retaining that capital. We think it's going to be very helpful as we look to possibly remove some of these preferreds in the next year or two. So, I think we've got a great handle on it.

Barry Oxford

Perfect. Thanks for the color.

Jeff Witherell

Thank you.

Barry Oxford

Thanks, guys.

Operator

Ladies and gentlemen, this will conclude our question and answer session. I'd like to turn the conference back over to Jeff Witherell for any closing remarks.

CONCLUSION

Jeff Witherell

Great. Thanks, everyone for joining us this morning. As usual we are available for questions and follow up. So, have a great day. Thank you.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT, Inc.

Friday, August 6, 2021, 9:00 AM Eastern